UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 30, 2012

American Realty Capital Global Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-177563	45-2771978
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

McDonald’s Restaurant

On October 30, 2012, American Realty Capital Global Trust, Inc. (the “Company”) closed its first acquisition – a McDonald’s restaurant located in Carlisle, United Kingdom. The Company acquired the property through an indirectly wholly owned subsidiary of its operating partnership. The seller has no material relationship with the Company and the acquisition is not an affiliated transaction.

The Company funded the acquisition of the property, exclusive of closing costs, with (a) £0.8 million of proceeds from its ongoing public offering and (b) through a £0.8 million loan from Santander UK plc (“Santander”). A description of the terms of the loan from Santander is included in Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The property contains 9,094 rentable square feet and is 100% leased to McDonald’s Real Estate LLP, a subsidiary of McDonald’s Corporation, which carries an investment grade credit rating, as determined by major credit rating agencies. The property’s original lease has a 35-year term with 11.4 years remaining. Rent is adjusted to market every five years under the lease.  The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent.  The annualized straight line rental income for the initial lease term is approximately £0.1 million.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Santander Loan

On October 30, 2012, the Company, through a wholly owned subsidiary of its operating partnership, entered into a Loan Agreement (the “Loan”) with Santander in the amount of £0.8 million. The Loan provides for quarterly interest payments with all principal outstanding being due on the maturity date on October 2017. The Loan bears interest at LIBOR plus 2.9% per annum. The interest rate will be fixed by an interest rate swap.

The Loan may be prepaid at any time, in whole or in part, without premium or penalty. In the event of a default, the lender has the right to terminate its obligations under the Loan and to accelerate the payment on any unpaid principal amount of the Loan.

The description of the loan agreement in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the loan agreement.

Item 8.01. Other Events.

As announced in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 5, 2012, the Company’s board of directors authorized, and the Company declared, a distribution rate, which will be calculated based on stockholders of record each day during the applicable period at a rate of $0.00194520548 per day, based on a per share price of $10.00. The distributions will begin to accrue 30 days following the Company’s initial property acquisition, which occurred on October 30, 2012. The distributions will be payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month.

A copy of the press release announcing the Company’s first acquisition and the accrual of the Company’s annual dividend is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated October 30, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL GLOBAL TRUST, INC.

Date: October 30, 2012	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors